Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2018, relating to the consolidated financial statements and financial statement schedule of Lepercq Corporate Income Fund L.P., appearing in the Annual Report on Form 10-K of Lexington Realty Trust and Lepercq Corporate Income Fund L.P. for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, NY
February 26, 2018